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                                                                     EXHIBIT 3.2

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                IFX CORPORATION

It is hereby certified that:

     1. (a) The present name of the corporation (hereinafter called the "Corporation") is IFX Corporation.

          (b) The name under which the Corporation was originally incorporated is 312 Merger Corporation, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is April 5, 1994.

     2. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of IFX Corporation, without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

     3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                    "Restated Certificate of Incorporation

                                      of

                               IFX Corporation"

     FIRST:    The name of the Corporation is IFX Corporation.

     SECOND:   The Registered Office of the Corporation is located at 1013
Centre Road, Wilmington, New Castle County, Delaware, 19805-1297. The name of its Registered Agent at that address is Corporation Service Company.

     THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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     FOURTH:   (1)  The authorized capital stock of the Corporation is


Class           Par Value          Number of Shares Authorized
-----           ---------          ---------------------------
Common          $0.02              150,000,000

               (2) The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares shall be designated by the Board of Directors by resolution.

     FIFTH:    The Corporation is to have perpetual existence.

     SIXTH:    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Subsection 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Subsection 279 of Title 8 of the Delaware Code order a meeting of the creditors or a class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and or stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

               (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

               (2) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized and empowered to

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make, alter, amend and repeal by-laws, subject to the power of the stockholders to alter or repeal by-laws made by the board of directors.

     EIGHTH:   The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection
(b) of Subsection 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     NINTH:    The Corporation shall, to the fullest extent permitted by
Subsection 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, have the power to indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the power provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     TENTH:    The Corporation hereby expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware, in its entirety, as the same may be amended and supplemented.

     ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of this Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on the 27th day of September, 1999.


                                    By:    /s/ Scott J. Bakal
                                        ---------------------------------------
                                    Its:   Assistant Secretary
                                        ---------------------------------------

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